Bragg Financial Advisors

1031 South Caldwell Street, Suite 200
Charlotte, NC 28203

Submitted Electronically

August 2, 2010

U. S. Securities & Exchange Commission

Division of Investment Management

100 F. Street, N.E.

Washington, D.C.  20549

Re:  Bragg Capital Trust (Registrant)

        File Nos. 333-85850; 811-21073

        Post-Effective Amendment No. 12 on Form N-1A

Ladies and Gentlemen:

On behalf of the Registrant, I hereby request, pursuant to Rule 477 under the Securities Act of 1933, as amended, the withdrawal the following post-effective amendment submitted by the Registrant:

Form Type:  485APOS

Accession Number:  0001162044-10-000442

File Numbers: 333-85850; 811-21073

CIK Number: 0001170611

Acceptance Date: July 30, 2010

The filing is being withdrawn because it was an incomplete filing missing the SAI and Part-C.    No securities were sold by the Fund in connection with the filing.  A new post-effective amendment will be resubmitted under correct series and class codes.

If you have any questions concerning this request please contact Steven Scruggs at (704) 714-7711.

Very truly yours,

/s/

STEVEN SCRUGGS

BRAGG FINANCIAL ADVISORS